U.S. Offer to Purchase for Cash

An Aggregate of 127,950,001 Series B Shares,
including American Depositary Shares (each ADS representing ten Series B Shares)

of

GRUPO AEROPORTUARIO DEL SURESTE, S.A.B. DE C.V.
(SOUTHEAST AIRPORT GROUP)

at the U.S. Dollar Equivalent of

Mexican Pesos 56.00 Per Series B Share
and

Mexican Pesos 560.00 Per American Depositary Share
by

AGRUPACIÓN AEROPORTUARIA INTERNACIONAL II, S.A. DE C.V.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:30 A.M., NEW YORK CITY TIME (8:30 A.M., MEXICO CITY TIME), ON JUNE 12, 2007 UNLESS THE U.S. OFFER IS EXTENDED.

May 14, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are writing in connection with the offer to purchase for cash (the “U.S. Offer”), by Agrupación Aeroportuaria Internacional II, S.A. de C.V. (“Purchaser” or “we”), a sociedad anónima de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) and a subsidiary of Agrupación Aeroportuaria Internacional I, S.A. de C.V. (“AAI-1”), a sociedad anónima de capital variable organized and existing under the laws of Mexico and formed by Mr. Fernando Chico Pardo, an individual and citizen of Mexico, together with a parallel offer taking place in Mexico (described below), an aggregate of 127,950,001 of the outstanding series B shares (the “Series B Shares”), including by purchase of American Depositary Shares, each representing 10 Series B Shares (“ADSs”, and collectively with the Series B Shares, the “Securities”), of Grupo Aeroportuario del Sureste, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of Mexico (“Asur”). Simultaneously with the U.S. Offer, Purchaser is offering in Mexico to purchase for cash 127,950,001 of the outstanding Series B Shares of Asur for the same price and on substantially the same terms as the Securities in the U.S. Offer (the “Mexican Offer”, and collectively with the U.S. Offer, the “Offers”). In the aggregate, Purchaser is offering to purchase no more than 127,950,001 Series B Shares (including by purchase of ADSs, each ADS representing 10 Series B Shares) in the Offers. If valid tenders of Securities are received in the Offers exceeding 127,950,001 of the Series B Shares (including Series B Shares underlying the ADSs), proration rules will apply in the Offers as set forth in the U.S. Offer to Purchase (“Offer to Purchase”).

In the U.S. Offer, Purchaser is offering to purchase an aggregate of 127,950,001 of the outstanding Series B Shares, including by purchase of ADSs, each representing 10 Series B Shares, at the U.S. dollar equivalent of Ps. $560.00 per ADS held by all ADS holders and at the U.S. dollar equivalent of Ps. $56.00 per Series B Share for Series B Shares held by persons who are not Mexican residents, in each case in cash, less any withholding taxes, if applicable, and without interest thereon. The cash consideration for the Securities accepted for payment pursuant to the U.S. Offer will be converted by the Purchaser from Mexican pesos into U.S. dollars at the U.S. dollar/Mexican peso “ask” rate plus a 0.0050 spread (the “Spread”) published by WMR/Bloomberg, function <WMCO>, at 11:00 a.m. New York City time two days prior to the settlement date of the U.S. Offer and delivered to the U.S. Receiving Agent. The U.S. Receiving Agent will remit the U.S. dollar purchase price to holders of Securities who tendered into the U.S. Offer. The participants in the U.S. Offer will bear all exchange rate risks, costs and a conversion fee equivalent to the Spread.

The Mexican Offer is open to all holders of Series B Shares, including U.S. resident holders. The purchase price for the Series B Shares tendered into the Mexican Offer will be paid in Mexican pesos.

If the number of Securities validly tendered into and not withdrawn from the Offers exceeds 127,950,001 of the Series B Shares (including Series B Shares underlying the ADSs), then proration rules will apply in determining the number of Securities that will be accepted for purchase from each holder of Securities tendering into the Offers. Purchaser will purchase the Securities on a pro rata basis so that, in the aggregate, Purchaser will purchase only 127,950,001 of the Series B Shares (including Series B Shares underlying the ADSs). Purchaser and the U.S. Receiving Agent will make adjustments to avoid purchases of fractional shares from any tendering holder.

A holder of ADSs that would like to tender the underlying Series B Shares instead of the ADSs may do so. A holder of ADSs may contact The Bank of New York, as depositary, to surrender their ADSs for delivery of Series B Shares and tender such Series B Shares into the Mexican Offer. However, the holder will have to pay a fee of up to $0.05 for each ADSs surrendered. If the holder chooses to surrender their ADSs for delivery of Series B Shares and tender into the Mexican Offer the holder will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if the holder later wishes to convert Mexican pesos into U.S. dollars or any other currency. If the holder is a non-Mexican resident holder, the holder can tender their Series B Shares in either the U.S. Offer or the Mexican Offer but not both. Mexican resident holders can only tender their Series B Shares in the Mexican Offer. The conditions to the Mexican Offer are substantially similar to those in the U.S. Offer.

WE ARE REQUESTING THAT YOU PROMPTLY CONTACT YOUR CLIENTS FOR WHOSE ACCOUNTS YOU HOLD ADSs IN CONNECTION WITH THE U.S. OFFER. For your information and for forwarding to those of your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The U.S. Offer to Purchase, dated May 14, 2007;

2. A printed form of letter that may be sent to your clients for whose account you hold ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;

3. The ADS Letter of Transmittal to be used by holders of ADSs in accepting the U.S. Offer;

4. A form of Notice of Guaranteed Delivery;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. The return envelope addressed to The Bank of New York (the U.S. Receiving Agent) (for tendering ADSs).

A tender of Series B Shares into the U.S. Offer by your clients may only be made by the nominee for their Series B Shares pursuant to their instructions. Please advise your clients to contact their nominee to effect such a tender. Additional information can be obtained from Georgeson, Inc., the Information Agent for the U.S. Offer (the “Information Agent”), at 17 State Street, 10th Floor, New York, NY 10004 at telephone (212) 440-9800 (banks and brokers) or (866) 574-4079 (all others). For a description of the procedures for tendering Series B Shares in the U.S. Offer, see in the Offer to Purchase under the caption “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of Series B Shares”.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE U.S. OFFER WILL EXPIRE AT 9:30 A.M., NEW YORK CITY TIME (8:30 A.M. MEXICO CITY TIME) ON JUNE 12, 2007, UNLESS THE U.S. OFFER IS EXTENDED (AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). ADSs TENDERED FOR PAYMENT PURSUANT TO THE U.S. OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

Any holder of ADSs who would like to participate in the U.S. Offer must do one of the following on or prior to the Expiration Date:

•	Tender the ADSs by sending a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof with original signatures) and all other documents required by the ADS Letter of Transmittal, together with the American Depositary Receipt (“ADRs”) evidencing the ADSs in proper form for transfer, to the U.S. Receiving Agent at one of its addresses set forth on the back cover of the Offer to Purchase; or

•	If the ADSs are held in book-entry form, tender the ADSs by following the procedures for book-entry transfer described in the Offer to Purchase under the caption “THE U.S. OFFER — a Procedure for Tendering in the U.S. Offer — Holders of ADSs” and by sending a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof with original signatures), with any required signature guarantees, or an Agent’s Message (as defined below) instead of an ADS Letter of Transmittal, to the U.S. Receiving Agent.

The term “Agent’s Message” means a message, transmitted by The Depository Trust Company (“DTC”) to, and received by, the U.S. Receiving Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that the offeror may enforce such agreement against such participant.

If the registered holder of the ADSs wishes to tender the ADSs, but (1) the ADRs evidencing the ADSs are not immediately available, (2) time will not permit the ADRs evidencing the ADSs or other required documents to reach the U.S. Receiving Agent before the expiration of the U.S. Offer; or (3) the procedure for book-entry transfer cannot be completed before the expiration of the U.S. Offer, a tender of ADSs may be effected by following the guaranteed delivery procedures described in the Offer to Purchase under the caption “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs”.

Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of ADSs pursuant to the U.S. Offer (other than to the U.S. Receiving Agent and the Information Agent as described in the Offer to Purchase). It will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the U.S. Offer and requests for additional copies of the enclosed materials should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover page of the Offer to Purchase.

Very truly yours,

Agrupación Aeroportuaria Internacional II,
S.A. de C.V.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF PURCHASER, AAI-1, THE U.S. RECEIVING AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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